Exhibit 10.14

EXHIBIT B

Houlihan Lokey, Inc.
Executive Officer Transition Program

Eligible Participants: All executive officers of Houlihan Lokey, Inc. who the Board has determined are subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officer”). The current Section 16 Officers are the CEO, Executive Chairman, each Co-President, the CFO, and the General Counsel.

Notice:    The Section 16 Officer must give at least six months’ written notice to the Chairman of the Board (copy to the General Counsel) of their intent to step down from the Section 16 office and desire to assume a more limited role.

Employment Agreement:    Subject to the Compensation Committee’s determination that the Section 16 Officer has not committed an act that constitutes Cause (using the Company’s standard definition), the Company and the Section 16 Officer will enter into an Employment Agreement with a term of not less than four years, to be effective upon the Officer’s resignation from their Section 16 office. The Officer’s new title and responsibilities will be negotiated and incorporated into the Employment Agreement.

Compensation:    The Company expects the Officer’s annual salary in their new role to be (i) for the CFO and General Counsel, $200,000 per year and (ii) for all other Section 16 Officers, $250,000 per year. Each Officer will continue to be eligible for a year-end bonus in an amount at the discretion of the Company as with other employees of the Company.

Deferred Compensation: During the term of the new employment agreement, the Officer will continue to vest in unvested stock and other deferred compensation as previously scheduled. It is expected that all compensation paid to the Officer for services performed in the new role will not be subject to any future vesting conditions.

Other Benefits: Employee benefits other than compensation will be the same as other Managing Directors in the jurisdiction in which the Officer is employed.

Non-Compete Agreement: The Employment Agreement will contain a non-competition provision to run concurrently with the employment term.

Continuation of Benefits: In the event the Company terminates the Officer’s employment without Cause or the Officer dies or becomes Disabled (using the Company’s standard definition) prior to the end of four years from the Officer assuming their new role, subject to execution and non-revocation of a standard release of claims agreement, (i) all deferred compensation (including unvested stock and restricted stock units) will not be forfeited and will vest according to the vesting schedule at the time of the applicable award and (ii) the Company will pay to or on behalf of the Officer the amount of health insurance premiums payable under COBRA applicable to the Officer’s benefit election in effect at the time of the termination of employment for a period of the lesser of (a) the remainder of the four-year period commencing on the date the Officer assumed their new role and (b) 18 months. At the Company’s discretion, the vesting of any unvested stock, restricted stock units or other deferred compensation and the payment of any such amounts may be accelerated.

Exhibit 10.14

Forfeiture of Benefits:    In the event the Officer violates the Non-Compete covenant, voluntarily resigns, or is terminated by the Company for Cause, all salary payments will cease, all deferred compensation (including unvested stock and restricted stock units) will be forfeited, and no health insurance premium payments will be owing by the Company.

Changes to Program:    No changes to the terms of this Program that would have an adverse economic impact on any Section 16 Officer may be made without the consent of such Officer.